Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096

Contact: Carola Mengolini
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS SECOND QUARTER EARNINGS AND
INCREASES FULL YEAR GUIDANCE

MIAMI – August 1, 2017 – Royal Caribbean Cruises Ltd. (NYSE: RCL) today reported US GAAP and Adjusted Earnings per Share (“EPS”) of $1.71 for the second quarter.  This represents EPS growth of nearly 60% over same time last year.  Better than anticipated performance in the second quarter combined with favorable booking trends are driving an increase in the Company’s full year Adjusted EPS guidance to a range of $7.35 to $7.45.

KEY HIGHLIGHTS
Second Quarter 2017 results:

>
US GAAP and Adjusted Net Income was $369.5 million or $1.71 per share.  Last year, US GAAP Net Income was $229.9 million or $1.06 per share and Adjusted Net Income was $235.2 million, or $1.09 per share in 2016.

>	Gross Yields were up 10.2% on a Constant-Currency basis (up 8.7% As-Reported). Net Yields were up 11.5% on a Constant-Currency basis (up 9.9% As-Reported).
>	Gross Cruise Costs increased 1.2% on a Constant-Currency basis (0.6% As-Reported). Net Cruise Costs (“NCC”) Excluding Fuel were down 0.9% on a Constant-Currency basis (down 1.4% As-Reported).

Full Year 2017 Forecast:

>	Adjusted EPS is expected to be in the range of $7.35 to $7.45 per share.
>	Net Yields are expected to increase 5.5% to 6.0% on a Constant-Currency basis, up approximately 6.0% on an As-Reported basis.
>	NCC Excluding Fuel are expected to be up approximately 1.0% on a Constant-Currency and As-Reported basis.

“Our brands are executing beautifully, keeping the business in an exceptionally strong position,” said Richard D. Fain, chairman and CEO.  “Strong close-in demand for cruise bolstered the quarter, and we see further uplift for the balance of the year, positioning us well for the Double-Double and beyond.”

SECOND QUARTER RESULTS

US GAAP and Adjusted Net Income for the second quarter 2017 was $369.5 million or $1.71 per share, compared to US GAAP Net Income of $229.9 million or $1.06 per share and Adjusted Net Income of $235.2 million, or $1.09 per share in 2016.

Gross Yields were up 10.2% on a Constant-Currency basis.  Net Yields on a Constant-Currency basis increased 11.5%, exceeding prior guidance due to strong close-in demand driving higher pricing and occupancy.

Gross Cruise Costs increased 1.2% on a Constant-Currency basis.  Constant-Currency NCC Excluding Fuel decreased 0.9%.

Bunker pricing net of hedging for the second quarter was $527 per metric ton and consumption was 324,000 metric tons.

FULL YEAR 2017

The company updated full year Adjusted EPS guidance to a range of $7.35 to $7.45, a $0.30 increase at the midpoint versus previous guidance.  Bookings continue to be very robust.

The company’s booked position for the remainder of 2017 continues to set new records.  Looking further ahead, the company’s booked position for the next twelve months is also strong, up on both rate and volume, versus the same time last year.  Net Yields for the year on a Constant-Currency basis are expected to increase 5.5% to 6.0%, up relative to prior guidance due to the better results in the second quarter as well as stronger trends for the balance of the year.

NCC Excluding Fuel are expected to be up approximately 1.0% on a Constant-Currency basis for the year.

“Demand has remained strong, and we have captured the related revenue opportunity,” said Jason T. Liberty, executive vice president and CFO.  “These demand trends and continued cost discipline have resulted in the highest second quarter earnings in company history and have put us in position for another record year and achieving our Double-Double targets.”

Taking into account current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company expects 2017 EPS to be in the range of $7.35 to $7.45 per share.

THIRD QUARTER 2017

Constant-Currency Net Yields are expected to be up 4.0% to 4.5% in the third quarter of 2017.  Strong demand trends for Europe and North America products are driving improvement over an already strong previous year.  NCC Excluding Fuel are expected to be up approximately 4.0% on a Constant-Currency basis.

Based on current fuel pricing, interest rates, currency exchange rates and the factors detailed above, the company expects third quarter Adjusted EPS to be approximately $3.45 per share.

FUEL EXPENSE AND SUMMARY OF KEY GUIDANCE STATS

Fuel Expense
The company does not forecast fuel prices and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today’s fuel prices, the company has included $176 million and $706 million of fuel expense in its third quarter and full year 2017 guidance, respectively.

Forecasted consumption is 64% hedged via swaps for 2017 and 54%, 45%, 35% and 15% hedged for 2018, 2019, 2020 and 2021, respectively. For the same five-year period, the average cost per metric ton of the hedge portfolio is approximately $487, $421, $331, $340 and $351, respectively.

The company provided the following fuel statistics for the third quarter and full year 2017:

FUEL STATISTICS	Third Quarter 2017	Full Year 2017
Fuel Consumption (metric tons)	329,000	1,324,000
Fuel Expenses	$176 million	$706 million
Percent Hedged (fwd consumption)	63%	64%
Impact of 10% change in fuel prices	$8 million	$15 million

In summary, the company provided the following guidance for the third quarter and full year 2017:

GUIDANCE	As-Reported	Constant-Currency
Third Quarter 2017
Net Yields	4.5% to 5.0%	4.0% to 4.5%
Net Cruise Costs per APCD	Approx. 4.0%	Approx. 4.0%
Net Cruise Costs per APCD Excluding Fuel	4.0% to 4.5%	Approx. 4.0%

Full Year 2017
Net Yields	Approx. 6.0%	5.5% to 6.0%
Net Cruise Costs per APCD	Approx. 1.0%	Approx. 1.0%
Net Cruise Costs per APCD Excluding Fuel	Approx. 1.0%	Approx. 1.0%

GUIDANCE	Third Quarter 2017	Full Year 2017
Capacity Decrease	(4.0%)	(1.9%)
Depreciation and Amortization	$235 to $240 million	$945 to $953 million
Interest Expense, net	$65 to $70 million	$273 to $278 million
Adjusted EPS	Approx. $3.45	$7.35 to $7.45

GUIDANCE	Third Quarter 2017	Full Year 2017
1% Change in Currency	$6 million	$10 million
1% Change in Net Yield	$20 million	$36 million
1% Change in NCC x fuel	$9 million	$17 million
1% Change in LIBOR	$6 million	$16 million

Exchange rates used in guidance calculations
	Previous – April	Current - August
GBP	$1.28	$1.32
AUD	$0.76	$0.80
CAD	$0.74	$0.80
CNH	$0.15	$0.15
EUR	$1.09	$1.18

LIQUIDITY AND FINANCING ARRANGEMENTS
As of June 30, 2017, liquidity was $1.9 billion, including cash and the undrawn portion of the company's unsecured revolving credit facilities.  The company noted that scheduled debt maturities for the remainder of 2017, 2018, 2019, 2020 and 2021 are $0.8 billion, $1.9 billion, $0.8 billion, $1.1 billion and $0.6 billion, respectively.

CAPITAL EXPENDITURES AND CAPACITY GUIDANCE

Based upon current ship orders, projected capital expenditures for full year 2017, 2018, 2019, 2020 and 2021 are $0.6 billion, $2.8 billion, $1.6 billion, $2.1 billion and $2.4 billion, respectively.  Capacity changes for 2017, 2018, 2019, 2020 and 2021 are expected to be -1.9%, 3.3%, 6.6%, 3.9% and 7.9%, respectively.  These figures do not include potential ship sales or additions that we may elect to make in the future.

CONFERENCE CALL SCHEDULED
The company has scheduled a conference call at 10 a.m. Eastern Daylight Time today to discuss its earnings.  This call can be heard, either live or on a delayed basis, on the company's investor relations website at www.rclinvestor.com.

Selected Operational and Financial Metrics

Adjusted Net Income
Adjusted Net Income represents net income excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items included the net loss related to the elimination of the Pullmantur reporting lag, restructuring charges and other initiative costs related to our Pullmantur right-sizing strategy.

Adjusted Earnings Per Share (“Adjusted EPS”)
Represents Adjusted Net Income divided by the diluted shares outstanding at the end of the reporting period. We believe this measure is meaningful when assessing our performance on a comparative basis.

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.  APCDs reported in 2016 do not include the November and December 2015 APCD amounts related to the elimination of the Pullmantur reporting lag.

Constant-Currency
We believe Net Yields, Net Cruise Costs and Net Cruise Costs Excluding Fuel are our most relevant non-GAAP financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the US Dollar.  Because our reporting currency is the US Dollar, the value of these revenues and expenses in US Dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices are just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields, Net Cruise Costs, and Net Cruise Costs Excluding Fuel on a “Constant-Currency” basis – i.e., as if the current period’s currency exchange rates had remained constant with the comparable prior period’s rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.  We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods.  It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.  Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies can significantly change the impact of the purely currency-based fluctuations.

DOUBLE-DOUBLE
Our DOUBLE-DOUBLE Program refers to the multi-year program designed to help us better communicate and motivate our employees about our business goals by articulating longer-term financial objectives. Under the program, we are targeting Adjusted EPS of $6.78 in 2017 (double our 2014 Adjusted EPS of $3.39) and ROIC of 10% in 2017 (compared to ROIC of 5.9% in 2014).

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs (“NCC”) and NCC Excluding Fuel
Represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs Excluding Fuel, fuel expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs Excluding Fuel to be the most relevant indicators of our performance.  Net Cruise Costs excludes initiative costs related to our Pullmantur right-sizing strategy.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields
Net Yields represent Net Revenues per APCD. We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that they are the most relevant measure of our pricing performance because they reflect the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

For additional information see “Adjusted Measures of Financial Performance” below.

Royal Caribbean Cruises Ltd. (NYSE: RCL) is a global cruise vacation company that owns and operates three global brands: Royal Caribbean International, Celebrity Cruises and Azamara Club Cruises.  We are a 50% joint venture owner of the German brand TUI Cruises, a 49% shareholder in the Spanish brand Pullmantur and a minority shareholder in the Chinese brand SkySea Cruises. Together, these brands operate a combined total of 49 ships with an additional twelve on order.  They operate diverse itineraries around the world that call on approximately 535 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.azamaraclubcruises.com, www.tuicruises.com, www.pullmantur.es, or www.rclinvestor.com.

Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to: statements regarding revenues, costs and financial results for 2017 and beyond and expectations regarding the timing and results of our Double-Double initiative.  Words such as “anticipate,” “believe,” “could,” “driving,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” “would,” and similar expressions are intended to help identify forward-

looking statements.  Forward-looking statements reflect management’s current expectations, are based on judgments, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic and geopolitical environment on key aspects of our business, such as the demand for cruises, passenger spending, and operating costs; our ability to obtain new borrowings in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs; incidents or adverse publicity concerning the travel industry generally or the cruise industry specifically; concerns over safety, health and security aspects of traveling; unavailability of ports of call; the uncertainties of conducting business internationally and expanding into new markets and new ventures; changes in operating and financing costs; the impact of foreign exchange rates, interest rate and fuel price fluctuations; vacation industry competition and changes in industry capacity and overcapacity; the impact of new or changing regulations on our business; emergency ship repairs, including the related lost revenue; the impact of issues at shipyards, including ship delivery delays, ship cancellations or ship construction cost increases; shipyard unavailability; and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” in our most recent quarterly report on Form 10-Q and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our recent quarterly report on Form 10-Q, copies of which may be obtained by visiting our Investor Relations website at www.rclinvestor.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Adjusted Measures of Financial Performance
This press release includes certain adjusted financial measures as defined under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or US GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with US GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding US GAAP measures.

A reconciliation to the most comparable US GAAP measure of all adjusted financial measures included in this press release can be found in the tables included at the end of this press release.  We have not provided a quantitative reconciliation of (i) projected Total revenues to projected Net Revenues, (ii) projected Gross Yields to projected Net Yields, (iii) projected Gross Cruise Costs to projected Net Cruise Costs and projected Net Cruise Costs Excluding Fuel and (iv) projected Net Income and Earnings per Share to projected Adjusted Net Income and Adjusted Earnings per Share because preparation of meaningful US GAAP projections of Total revenues, Gross Yields, Gross Cruise Costs, Net Income and Earnings per Share would require unreasonable effort. Due to significant uncertainty, we are unable to predict, without unreasonable effort, the future movement of foreign exchange rates, fuel prices and interest rates inclusive of our related hedging programs.  In addition, we are unable to determine the future impact of restructuring expenses or other non-core business related gains and losses which may result from strategic initiatives. These items are uncertain and could be material to our results of operations in accordance with US GAAP. Due to this uncertainty, we do not believe that reconciling information for such projected figures would be meaningful.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in thousands, except per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Passenger ticket revenues	$1,581,385	$1,516,530	$2,999,608	$2,894,697
Onboard and other revenues	613,889	588,732	1,204,226	1,128,360
Total revenues	2,195,274	2,105,262	4,203,834	4,023,057
Cruise operating expenses:
Commissions, transportation and other	340,331	334,568	650,579	659,458
Onboard and other	132,437	136,198	238,431	239,852
Payroll and related	210,362	230,433	426,097	457,874
Food	121,764	124,517	242,975	246,027
Fuel	170,748	176,649	348,162	352,511
Other operating	281,143	308,222	526,365	596,443
Total cruise operating expenses	1,256,785	1,310,587	2,432,609	2,552,165
Marketing, selling and administrative expenses	283,855	290,782	601,320	593,108
Depreciation and amortization expenses	234,937	221,620	470,686	432,384
Operating Income	419,697	282,273	699,219	445,400
Other income (expense):
Interest income	5,811	5,683	12,063	8,403
Interest expense, net of interest capitalized	(76,632)	(78,747)	(156,949)	(144,193)
Equity investment income	23,359	27,268	35,239	48,292
Other expense (including a $21.7 million loss related to the 2016 elimination of the Pullmantur reporting lag)	(2,709)	(6,572)	(5,320)	(28,857)
	(50,171)	(52,368)	(114,967)	(116,355)
Net Income	$369,526	$229,905	$584,252	$329,045
Earnings per Share:
Basic	$1.72	$1.07	$2.72	$1.52
Diluted	$1.71	$1.06	$2.71	$1.52
Weighted-Average Shares Outstanding:
Basic	215,085	215,265	214,978	216,089
Diluted	216,062	216,131	215,944	217,040

Comprehensive Income
Net Income	$369,526	$229,905	$584,252	$329,045
Other comprehensive income (loss):
Foreign currency translation adjustments	5,979	(2,268)	8,321	4,380
Change in defined benefit plans	(3,649)	(3,585)	(4,290)	(7,097)
Gain on cash flow derivative hedges	128,954	156,351	151,415	159,088
Total other comprehensive income	131,284	150,498	155,446	156,371
Comprehensive Income	$500,810	$380,403	$739,698	$485,416

STATISTICS
	Quarter Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016 (1)
Passengers Carried	1,433,339	1,403,998	2,858,872	2,806,920
Passenger Cruise Days	9,950,570	9,980,140	19,910,135	19,639,130
APCD	9,152,899	9,544,636	18,432,309	18,737,199
Occupancy	108.7%	104.6%	108.0%	104.8%

(1)  Does not include November and December 2015 amounts for Pullmantur as the net Pullmantur result for those months was included within Other expense in our consolidated statements of comprehensive income (loss) for the six months ended June 30, 2016, as a result of the elimination of the Pullmantur reporting lag, and did not affect Gross Yields, Net Yields, Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel.

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	June 30,	December 31,
	2017	2016
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$130,477	$132,603
Trade and other receivables, net	263,992	291,899
Inventories	109,136	114,087
Prepaid expenses and other assets	264,036	209,716
Total current assets	767,641	748,305
Property and equipment, net	19,798,542	20,161,427
Goodwill	288,479	288,386
Other assets	1,169,506	1,112,206
	$22,024,168	$22,310,324
Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$1,541,519	$1,285,735
Accounts payable	376,508	305,313
Accrued interest	51,652	46,166
Accrued expenses and other liabilities	655,480	692,322
Derivative financial instruments	128,101	146,592
Customer deposits	2,532,693	1,965,473
Total current liabilities	5,285,953	4,441,601
Long-term debt	6,478,806	8,101,701
Other long-term liabilities	576,001	645,610
Commitments and contingencies
Shareholders’ equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized; none outstanding)	-	-
Common stock ($0.01 par value; 500,000,000 shares authorized; 235,115,867 and 234,613,486 shares issued, June 30, 2017 and December 31, 2016, respectively)	2,351	2,346
Paid-in capital	3,357,348	3,328,517
Retained earnings	8,238,055	7,860,341
Accumulated other comprehensive loss	(761,038)	(916,484)
Treasury stock (20,019,237 common shares at cost at June 30, 2017 and December 31, 2016)	(1,153,308)	(1,153,308)
Total shareholders’ equity	9,683,408	9,121,412
	$22,024,168	$22,310,324

ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended June 30,
	2017	2016
Operating Activities
Net income	$584,252	$329,045
Adjustments:
Depreciation and amortization	470,686	432,384
Net deferred income tax expense	1,084	348
(Gain) loss on derivative instruments not designated as hedges	(34,988)	3,979
Share-based compensation expense	35,379	13,330
Equity investment income	(35,239)	(48,292)
Amortization of debt issuance costs	26,035	25,847
Gain on sale of property and equipment	(30,902)	-
Changes in operating assets and liabilities:
Decrease in trade and other receivables, net	33,045	33,929
Decrease in inventories	4,682	1,394
Increase in prepaid expenses and other assets	(36,931)	(54,725)
Increase in accounts payable	69,634	41,173
Increase in accrued interest	5,486	9,090
(Decrease) increase in accrued expenses and other liabilities	(47,189)	18,321
Increase in customer deposits	563,546	467,539
Dividends received from unconsolidated affiliates	57,402	23,878
Other, net	(6,702)	(26,328)
Net cash provided by operating activities	1,659,280	1,270,912
Investing Activities
Purchases of property and equipment	(271,541)	(2,047,195)
Cash received (paid) on settlement of derivative financial instruments	34,866	(161,307)
Cash received on loans to unconsolidated affiliates	23,487	14,923
Proceeds from the sale of property and equipment	230,000	-
Other, net	(9,144)	(18,871)
Net cash provided by (used in) investing activities	7,668	(2,212,450)
Financing Activities
Debt proceeds	2,236,000	5,300,561
Debt issuance costs	(14,575)	(70,406)
Repayments of debt	(3,689,890)	(3,738,905)
Purchases of treasury stock	-	(250,051)
Dividends paid	(206,039)	(243,557)
Proceeds from exercise of common stock options	2,385	1,512
Other, net	2,626	1,309
Net cash (used in) provided by financing activities	(1,669,493)	1,000,463
Effect of exchange rate changes on cash	419	9,195
Net (decrease) increase in cash and cash equivalents	(2,126)	68,120
Cash and cash equivalents at beginning of period	132,603	121,565
Less: Cash and cash equivalents attributed to assets held for sale	-	(14,521)
Cash and cash equivalents at end of period	$130,477	$175,164
Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$125,007	$116,531
Non-cash Investing Activities
Notes receivable issued upon sale of property and equipment	$-	$213,042

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended June 30,			Six Months Ended June 30,
	2017	2017 On a Constant Currency Basis	2016	2017	2017 On a Constant Currency Basis	2016
Passenger ticket revenues	$1,581,385	$1,607,965	$1,516,530	$2,999,608	$3,027,567	$2,894,697
Onboard and other revenues	613,889	616,736	588,732	1,204,226	1,207,666	1,128,360
Total revenues	2,195,274	2,224,701	2,105,262	4,203,834	4,235,233	4,023,057
Less:
Commissions, transportation and other	340,331	344,944	334,568	650,579	656,131	659,458
Onboard and other	132,437	132,781	136,198	238,431	238,498	239,852
Net Revenues	$1,722,506	$1,746,976	$1,634,496	$3,314,824	$3,340,604	$3,123,747

APCD	9,152,899	9,152,899	9,544,636	18,432,309	18,432,309	18,737,199
Gross Yields	$239.84	$243.06	$220.57	$228.07	$229.77	$214.71
Net Yields	$188.19	$190.87	$171.25	$179.84	$181.24	$166.71

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands, except APCD and costs per APCD):
	Quarter Ended June 30,			Six Months Ended June 30,
	2017	2017 On a ConstantCurrency Basis	2016	2017	2017 On a ConstantCurrency Basis	2016
Total cruise operating expenses	$1,256,785	$1,263,620	$1,310,587	$2,432,609	$2,441,477	$2,552,165
Marketing, selling and administrative expenses(2)	283,855	286,875	286,357	601,320	607,946	588,378
Gross Cruise Costs	1,540,640	1,550,495	1,596,944	3,033,929	3,049,423	3,140,543
Less:
Commissions, transportation and other	340,331	344,944	334,568	650,579	656,131	659,458
Onboard and other	132,437	132,781	136,198	238,431	238,498	239,852
Net Cruise Costs including other initiative costs	1,067,872	1,072,770	1,126,178	2,144,919	2,154,794	2,241,233
Less:
Other initiative costs included within cruise operating expenses and marketing, selling and administrative expenses	-	-	834	-	-	3,325
Net Cruise Costs	1,067,872	1,072,770	1,125,344	2,144,919	2,154,794	2,237,908
Less:
Fuel(3)	170,748	170,747	176,649	348,162	348,161	352,087
Net Cruise Costs Excluding Fuel	$897,124	$902,023	$948,695	$1,796,757	$1,806,633	$1,885,821

APCD	9,152,899	9,152,899	9,544,636	18,432,309	18,432,309	18,737,199
Gross Cruise Costs per APCD	$168.32	$169.40	$167.31	$164.60	$165.44	$167.61
Net Cruise Costs per APCD	$116.67	$117.21	$117.90	$116.37	$116.90	$119.44
Net Cruise Costs Excluding Fuel per APCD	$98.02	$98.55	$99.40	$97.48	$98.01	$100.65

(2) For the quarter and six months ended June 30, 2016, amounts do not include restructuring charges of $4.4 million and $4.7 million, respectively.

 (3) For the six months ended June 30, 2016, amount does not include fuel expense of $0.4 million included within other initiative costs associated with the redeployment of Pullmantur’s Empress to the Royal Caribbean International brand.

ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION (CONTINUED)
(unaudited)

Adjusted Net Income and Adjusted Earnings per Share were calculated as follows (in thousands, except per share data):

	Quarter Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net Income	$369,526	$229,905	$584,252	$329,045
Adjusted Net income	369,526	235,164	584,252	359,120
Net Adjustments to Net Income- Increase	$-	$5,259	$-	$30,075
Adjustments to Net Income:
Net loss related to the elimination of the Pullmantur reporting lag	$-	$-	$-	$21,656
Restructuring charges	-	4,425	-	4,730
Other initiative costs	-	834	-	3,689
Net Adjustments to Net Income- Increase	$-	$5,259	$-	$30,075

Earnings per Share - Diluted	$1.71	$1.06	$2.71	$1.52
Adjusted Earnings per Share - Diluted	1.71	1.09	2.71	1.65
Net Adjustments to Net Income- Increase	$-	$0.03	$-	$0.13

Adjustments to Earnings per Share:
Net loss related to the elimination of the Pullmantur reporting lag	$-	$-	$-	$0.10
Restructuring charges	-	0.02	-	0.02
Other initiative costs	-	0.01	-	0.01
Net Adjustments to Net Income	$-	$0.03	$-	$0.13

Weighted-Average Shares Outstanding - Diluted	216,062	216,131	215,944	217,040